UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 12B 25
                                                          SEC FILE NUMBER

                         NOTIFICATION OF LATE FILING
                                                            CUSIP NUMBER
                                                             297591 10 9


(Check One):    ( ) Form 10 K  ( ) Form 20 F  ( ) Form 11 K
                (X) Form 10 Q  ( ) Form N SAR

   For Period Ended: MARCH 31, 2001

   ( )    Transition Report on Form 10 K
   ( )    Transition Report on Form 20 F
   ( )    Transition Report on Form 11 K
   ( )    Transition Report on Form 10 Q
   ( )    Transition Report on Form N SAR
   For the Transition Period Ended:



Read Instruction (on back page) Before Preparing Form.  Please Print or
Type.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I   REGISTRANT INFORMATION

ESYNCH CORPORATION
Full Name of Registrant

INNOVUS CORPORATION
Former Name if Applicable

15502 MOSHER AVE
Address of Principal Executive Office (Street and Number)

TUSTIN, CA 92780
City, State and Zip Code


PART II   RULES 12B 25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b 25(b), the following should be completed. (Check box if appropriate)

[X]  (a)      The reasons described in reasonable detail in Part III of
              this form could not be eliminated without unreasonable effort or expense;

[X]  (b)      The subject annual report, semi annual report, transition
              report on Form 10 K, Form 20 F, Form 11 K or Form N SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10 Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)      The accountant's statement or other exhibit required by
              Rule 12b 25(c) has been attached if applicable.


PART III   NARRATIVE

State below in reasonable detail the reasons why Forms 10 K, 20 F, 11 K,
10 Q, N SAR, or the transition report or portion thereof, could not be filed
within the prescribed time period.        (Attach Extra Sheets if Need)
                                                      SEC 1344  (6/94)

ESYNCH CORPORATION (THE "COMPANY") IS UNABLE TO TIMELY FILE ITS FORM
10-QSB FOR THE THREE MONTHS ENDED MARCH 31, 2001, BECAUSE MANAGEMENT WAS UNABLE TO SUPPLY TO THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS IN A TIMELY MANNER THE ACCOUNTING FOR THE QUARTER. THE COMPANY INTENDS TO FILE ITS REPORT ON FORM 10-QSB FOR THE QUARTER ENDED MARCH 31, 2001 PROMPTLY AFTER THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REVIEW FOR THE QUARTER IS COMPLETED.


PART IV   OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


        THOMAS C. HEMINGWAY                   714         258-1900
            (Name)                        (Area Code) (Telephone Number)



 (2)    Have all other periodic reports required under Section 13 or
        15(d) of the Securities Exchange Act of 1934 or Section 30 of
        the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If answer is no, identify
        report(s).                                             (X)Yes ( )No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion there?

        If so, attach an explanation of the anticipated change, both narratively and quantitatively and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                                                               (X)Yes ( )No

THE INFORMATION CONTAINED IN THE COMPANY'S FORM 10-QSB FILED MAY 15, 2001
IS CURRENT AT THE TIME OF THE FILING OF THIS FORM NT 10-Q SUBJECT TO CHANGE AND CORRECTION UPON INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REVIEW AND THE FINAL FILING OF FORM 10-QSB/A FOR THE PERIOD ENDED MARCH 31, 2001.


                            ESYNCH CORPORATION
                 -------------------------------------------
                 (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: MAY 15, 2001            By /S/ THOMAS HEMINGWAY
                                 ---------------------------------
                                 THOMAS HEMINGWAY, CHIEF EXECUTIVE
OFFICER


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                               ATTENTION

Intentional misstatements or omissions of fact constitute Federal
Criminal Violations


(See 18 U.S.C. 1001).